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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     This Amendment No. 2 to Rights Agreement is entered into as of April 28, 2004, by and between Verilink Corporation (the "Company"), a Delaware corporation and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

     WHEREAS, the Company entered into a Rights Agreement (the "Initial Rights Agreement") dated as of November 29, 2001, with EquiServe Trust Company, N.A. as Rights Agent;

     WHEREAS, the Company and AST entered into that certain Rights Agent Appointment and Amendment No. 1 to Rights Agreement dated as of May 30, 2002 (together with the Initial Rights Agreement, the "Rights Agreement"), appointing AST as Rights Agent and amending certain provisions of the Rights Agreement; and

     WHEREAS, the Company desires to further amend the Rights Agreement;

     NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 1(c) of the Rights Agreement is amended by adding the following to the end of Section 1(c)(iii):

          Notwithstanding anything to the contrary contained in this Section 1(c), no Person shall be deemed the "Beneficial Owner" of, nor to "beneficially own," securities as a result of an agreement in writing with any other Person with respect to either the voting or the registration of securities of the Company beneficially owned by such other Person (or any of such other Person's Affiliates or Associates) if such written agreement was entered into in connection with a merger transaction that was approved by the Company's Board of Directors.

2. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

3. These foregoing amendments shall become effective as of the close of business, Eastern Daylight Time, on April 28, 2004. This Amendment No. 2 may be executed in one or more counterparts, each of which shall together constitute one and the same document.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.


                                   VERILINK CORPORATION


                                   By: /s/ Leigh S. Belden
                                       -------------------------------------
                                       Leigh S. Belden
                                       President and Chief Executive Officer


                                   AMERICAN STOCK TRANSFER & TRUST COMPANY


                                   By: /s/ Joseph Wolf
                                       -------------------------------------
                                       Name: Joseph Wolf
                                       Title: Vice President